Exhibit 10.1

July 20, 2015

Mark Harrington

Dear Mark:

It gives me great pleasure to present to you this offer of employment as the Executive Vice President, General Counsel and Secretary of United Online, Inc. (the “Company” or “United Online”). The start date of your employment will be Monday, August 3, 2015 (the “Commencement Date”).

As the Executive Vice President and General Counsel, you will report to the Company’s Chief Executive Officer. During your employment with the Company, except as stated herein under the “Transition Services” heading, you will devote your full business efforts and time to the Company and will not engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without prior approval of the Chief Executive Officer of the Company or the Company’s Board of Directors (the “Board”).

The primary location of your employment will be at the offices of the Company, located in Woodland Hills, California. However, there may be occasional travel required to other offices and locations.

Salary and Bonus

Your starting base salary will be $320,000 per year. You will receive a one-time sign-on bonus in the amount of $60,000, payable to you no later than the last day of the first full biweekly pay period after your Commencement Date.

You will also be eligible to receive an annual bonus, the target value of which for the 2015 performance year will be 55% of your annual base salary for achieving all goals, subject to the terms and conditions of the applicable bonus plan maintained by the Company, which may require continued employment on each bonus payment date as a condition of eligibility. Your annual bonus for 2015 will be pro-rated based on the start date of your employment. The performance criteria for purposes of determining your actual bonus for each fiscal year, and the target percentage for purposes of determining your actual bonus for each fiscal year subsequent to 2015, will be established by the Board or the Board’s Compensation Committee.

21255 Burbank Boulevard • Suite 400 • Woodland Hills, California 91367 • phone 818.287.3000 • fax 818.287.3001 • untd.com

Equity Compensation

In addition to the cash compensation described above, you will receive a one-time equity hiring “inducement” grant, with a grant date value equal to $750,000. Such $750,000 value will be divided as follows: (i) 50% of the award value will be granted as non-qualified stock options to purchase shares of United Online common stock (the “Stock Options”), with a per share exercise price equal to the per share fair market value of our common stock on the grant date (expected to be August 15, 2015); and (ii) 50% of the award value will be granted as restricted stock units (“RSUs”). The Stock Options and RSUs are subject to approval by the Compensation Committee of the Board and are subject to the terms and conditions, including with respect to vesting and exercise, as set forth in the respective individual award agreements and the governing stock incentive plan.

Subject to approval by the Compensation Committee of the Board, (i) the Stock Options shall vest and become exercisable with respect to thirty-three and one-third percent (33 1/3%) of the option shares upon your completion of one (1) year of service measured from the vesting commencement date (expected to be the Commencement Date) and the balance of the option shares in a series of twenty-four (24) successive equal monthly installments upon your completion of each additional month of service over the twenty-four (24)-month period thereafter; and (ii) RSUs shall vest in a series of three (3) successive equal annual installments on each of the first three (3) one-year anniversaries from the vesting commencement date (expected to be the Commencement Date) upon your continuation of service with the Company. Notwithstanding the generality of the foregoing, no Stock Options or RSUs will vest earlier than the first anniversary of the Commencement Date.

You will also be eligible to receive annual long-term incentive equity grants as determined by the Board and/or the Compensation Committee of the Board, pursuant to the terms of the applicable stock incentive plan then maintained by the Company on the same or similar terms as similarly situated employees. The hiring inducement award is intended to be the annual award for 2015 and the next regularly scheduled date for eligibility is expected to be in February 2016 and such 2016 award will not be subject to any proration related to your Commencement Date.

Benefits

You will be eligible to participate in each of the Company’s employee benefit plans that is made generally available either to the Company’s employees or to the Company’s senior executives and for which you satisfy the applicable eligibility requirements. You will be entitled to the greater of: (i) three (3) weeks of paid vacation time each year or (ii) an amount as determined in accordance with the Company’s standard vacation policy.

In addition, the Company will promptly reimburse you for all reasonable and necessary business expenses you incur in connection with the business of the Company and the performance of your duties hereunder (including expenses associated with the travel requirements set forth in the third paragraph of this letter) upon your submission of reasonable and timely documentation of those expenses in accordance with the Company’s relevant policies.

Transition Services

For a period of up to six (6) months after your Commencement Date, you shall have a right to provide transition consulting services to your current employer, Guidance Software, Inc. (“Prior Employer”) in order to assist in the orderly transition of your obligations to the Prior Employer. Except for services that may require in-person assistance (i.e. testimony at legal proceeding), such consulting services shall be no more than five (5) hours per week and shall be provided telephonically to the Prior Employer unless otherwise approved by the Company’s Chief Executive Officer.

Policies; Procedures; Proprietary Information and Inventions Agreement; Indemnification Agreement

As an employee of the Company, you will be expected to abide by all of the Company’s policies and procedures, including (without limitation) the terms of your Employee Proprietary Information and Inventions Agreement with the Company, the Insider Trading Policy, the Code of Ethics and the Employee Handbook. You and the Company will enter into the Company’s standard form of Indemnification Agreement for directors and officers effective as of the Commencement Date.

At- Will Employment

Notwithstanding anything to the contrary contained herein, your employment with the Company is “at will” and will not be for any specified term, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause or advance notice. Although the Company’s personnel policies and procedures may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company and approved by the Board.

If you are terminated for “Cause” (as defined below) or if you resign for any reason other than “Good Reason” (as defined below) or if your employment terminates by reason of death or Disability, you will not be entitled to any severance and will only be entitled to earned but unpaid salary and accrued but unused vacation earned through your final date of employment (the “Accrued Obligations”), which amounts will be paid to you (or your estate, as the case may be) within thirty (30) days of your termination of employment. Rights arising from the terms of the Company’s benefit plans (including any equity plans) will be governed by the terms of such plans.

Notwithstanding the at-will nature of your employment, if the Company terminates your employment without “Cause” or you terminate employment for “Good Reason” then, in addition to the Accrued Obligations, and subject to your execution and non-revocation of a general release of claims in a form provided by the Company, you will be eligible to receive a cash separation payment in the aggregate amount of the sum of (a) your annual base salary in effect at the time of such termination and (b) any earned but unpaid annual bonus for the fiscal year preceding the year of termination (the “Separation Payment”). The amount set forth in (a) will be payable in a series of twelve (12) successive equal monthly installments, beginning on the first regular payday for the Company’s salaried employees, within the 60-day period following the date of your termination of employment on which your executed release is effective and enforceable in accordance with its terms following the expiration of the applicable revocation period in effect for that release. The remaining monthly installments will be paid on successive monthly anniversaries of the initial monthly installment. The amount set forth in (b) will be paid in a lump sum on the later of (i) the date on which the first monthly installment of the Separation Payment is paid to you or (ii) the date on which such amount would have been paid to you had you continued in the Company’s employ through such payment date, but no later than the last day of the applicable period necessary to qualify the payment for the short term deferral exception under Section 409A of the Internal Revenue Code (“Section 409A”).

In addition, if the Company terminates your employment without “Cause” or you terminate employment for “Good Reason” then, subject to your execution and non-revocation of a general release of claims in a form provided by the Company, you will be eligible to receive a pro-rated bonus for the fiscal year in which such termination occurs based on the level at which the applicable performance goals for such fiscal year are in fact attained, multiplied by a fraction, the numerator of which is the number of whole months you were employed by the Company during such fiscal year and the denominator of which is twelve (12), with such pro-rated bonus (if any) to be paid at the same time and in the same form that the bonus payment for such fiscal year would have been made following completion of that fiscal year had you remained in the Company’s employ through the payment date (such bonus, the “Pro Rata Bonus”).

For purposes of this letter, “Cause” means one or more of the following: (i) if you are convicted of, or enter into a plea of nolo contendere to, a felony or a misdemeanor involving any act of moral turpitude; (ii) if you commit an act of actual fraud, embezzlement, theft or similar dishonesty against the Company or any of its subsidiaries; (iii) if you commit any willful misconduct or gross negligence resulting in material harm to the Company or any of its subsidiaries; or (iv) if you fail, after receipt of detailed written notice and after receiving a period of at least thirty (30) days following such notice to cure such failure, to use your reasonable good faith efforts to follow the reasonable and lawful direction of the Board and to perform your obligations hereunder.

For purposes of this letter, “Good Reason” means (i) a material reduction in your base salary without your prior written consent; (ii) a material reduction in your authority, duties or responsibilities, without your prior written consent, including but not limited to a change in reporting structure to anyone other than the Company’s Chief Executive Officer; (iii) a material change in the geographic location at which you must perform services, as set forth in the third paragraph of this letter, without your prior written consent (it being acknowledged that the travel requirements set forth in that paragraph do not constitute Good Reason); or (iv) any material un-waived breach by the Company of the terms of this letter; provided however, that with respect to any of the clause (i) - (iv) events above, you will not be deemed to have resigned for Good Reason unless (A) you provide written notice to the Company of the existence of the Good Reason event within ninety (90) days after its initial occurrence, (B) the Company is provided with thirty (30) days after receipt of such notice in which to cure such Good Reason event, and (C) you effectively terminate your employment within one hundred eighty (180) days following the occurrence of the non-cured clause (i) - (iv) event.

For purposes of this letter, “Disability” means your inability to engage in any substantial activity necessary to perform your duties and responsibilities hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

You will be eligible for any change in control policy or benefits which may be established from time to time by the Board following the date of this letter, as generally provided to other senior executives of the Company below the level of Chief Executive Officer or as provided to any one or more such senior executives hired after the date of this letter, based on the terms of such policy or provisions (including but not limited to any requirement to provide a release of claims). Subject to approval by the Compensation Committee of the Board, you will be designated a Tier I Participant under the Company’s Change in Control Policy for Executives, established as of February 19, 2015 (the “Change in Control Policy”). The treatment of your Stock Options and RSUs, as well as any subsequently-granted equity awards, will be as set forth in the Change in Control Policy, the respective individual award agreements and the governing stock incentive plan.

Withholding Taxes

All forms of compensation payable to you by the Company, whether in cash, common stock or other property, are subject to reduction to reflect applicable withholding and payroll taxes.

Restrictive Covenants

Until one year after the termination of your employment with the Company, you agree not to, directly or indirectly, solicit or recruit for employment, any person or persons who are employed by the Company or any of its subsidiaries or affiliates, or who were so employed at any time within a period of twelve (12) months immediately prior to the date your employment terminated, or otherwise interfere with the relationship between any such person and the Company; nor will you assist anyone else in recruiting any such employee to work for another company or business or discuss with any such person his or her leaving the employ of the Company or engaging in a business activity in competition with the Company.

Clawback

Any amounts paid or payable to you pursuant to this letter or the Company’s equity, bonus or other compensation plans will be subject to recovery or clawback to the extent required by any applicable law or any applicable securities exchange listing standards.

Section 409A Compliance

The intent of the parties is that payments and benefits described in this letter comply with Section 409A and accordingly, to the maximum extent permitted, this letter will be interpreted in compliance therewith. You will not be considered to have terminated employment with the

Company for purposes of any payments which are subject to Section 409A unless you have incurred a “separation from service” from the Company within the meaning of Section 409A. Should the 60-day period referred to in the “At Will Employment” section above span two taxable years, then to the extent necessary to comply with Section 409A, the first monthly severance payment installment will be paid during the portion of that period that occurs in the second taxable year. Any equity award which vests on an accelerated basis based on termination of employment will be issued within the sixty 60-day period following your “separation from service” within the meaning of Section 409A, so long as the release has become effective and enforceable in accordance with its terms following the expiration of the applicable revocation period in effect for that release; provided, however, that should such sixty 60-day period span two taxable years, the issuance shall be effected during the portion of that period that occurs in the second taxable year; and provided further, however, that if a different issuance date is required for purposes of Section 409A, then the issuance shall occur on such different date. Each amount to be paid or benefit to be provided under this letter will be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this letter during the six-month period immediately following your separation from service will instead be paid on the first business day after the date that is six months following your separation from service. In no event will any expense be reimbursed later than the end of the calendar year following the calendar year in which that expense is incurred, and the amounts reimbursed in any one calendar year will not affect the amounts reimbursable in any other calendar year. Your right to receive such reimbursements may not be exchanged or liquidated for any other benefit.

Section 280G

If any payment or benefit received or to be received by you (including any payment or benefit received pursuant to this letter or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the cash payments provided to you under this letter will first be reduced, with each such payment to be reduced pro-rata but without any change in the payment date and with the monthly installments of the Separation Payment to be the first such cash payments so reduced, and then, if necessary, any other payments or benefits reduced, but only to the extent necessary to assure that you receive only the greater of (i) the amount of those payments and benefits which would not constitute a parachute payment under Section 280G of the Internal Revenue Code or (ii) the amount which yields you the greatest after- tax amount of benefits after taking into account any Excise Tax imposed on the payments and benefits provided to you hereunder (or on any other payments or benefits to which you may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of your employment with the Company). Calculations required by this paragraph will be performed by a national accounting firm mutually acceptable to you and the Company.

Entire Agreement

This letter, together with the Employee Proprietary Information and Inventions Agreement between you and the Company (or a Company subsidiary), any Company handbooks and policies in effect from time to time and the applicable stock plans and agreements evidencing the equity awards made to you from time to time during your period of employment, contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

Governing Law

The terms of this letter and the resolution of any disputes will be governed by California law, and the venue for any disputes will be in Los Angeles, California.

Mark, the team and I are looking forward to working with you. Please indicate your acceptance of this offer on the terms and conditions described herein by signing below and returning this document no later than July 24, 2015.

Please contact me if you have any questions.

Sincerely,

/s/ Francis Lobo
Francis Lobo
Chief Executive Officer

/s/ Mark Harrington
Signature of Acceptance
Mark Harrington
Date: July 20, 2015

cc:                      Human Resources Department, United Online, Inc.